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                                                                     Exhibit 3.2


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           GLOBAL DECISIONS GROUP LLC

                  This Limited Liability Company Agreement (this "Agreement") of Global Decisions Group LLC, is entered into between MCM Group, Inc. ("MGI") and McCarthy, Crisanti & Maffei, Inc. ("MCM"), as members (the "Members").

                  The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C.
Section 18-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

                  i. Name. The name of the limited liability company formed hereby is Global Decisions Group LLC (the "Company").

                  ii. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

                  iii. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  iv. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  v. Members. The names and mailing addresses of the Members are as follows:


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            Name                                  Address
            ----                                  -------
MCM Group, Inc.                         c/o McCarthy, Crisanti & Maffei, Inc.
                                        One Chase Manhattan Plaza
                                        Fl. 37
                                        New York, NY 10005
McCarthy, Crisanti & Maffei, Inc.       One Chase Manhattan Plaza
                                        Fl. 37
                                        New York, NY 10005

                  vi. Powers. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Melanie Johnson is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  vii. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) December 31, 2095, (b) the written consent of the Members, (c) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

                  viii. Capital Contributions. The Members have contributed the following amounts, in cash, and no other property, to the Company:

                  MGI                       $50
                  MCM                       $50

                  ix. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

                  x. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contributions of the Members.


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                  xi.      Distributions. Distributions shall be made to the
Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

                  xii. Assignments. A Member may not assign in whole or in part his limited liability company interest.

                  xiii. Resignation. A Member may not resign from the Company except pursuant to an amendment to this Agreement signed by all the Members and such substituted or additional Members as may be admitted pursuant to such amendment.

                  xiv. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Members.

                  xv. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

                  xvi. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

                  xvii. Entire Agreement. This Agreement and the Certificate of Formation embody the entire agreement and understanding between the Members with respect to the transactions referred to herein and supersede all prior agreements and understandings, written or oral, relating to the formation of the Company.

                  xviii. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which is an original, but all of which together constitute but one instrument. Except as otherwise indicated, references herein to any "Section" means a "Section" of this Agreement. The section headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

                  xix. Specific Authorization. The Company may enter into and perform the Plan of Merger and Exchange Agreement (the "Agreement"), to be entered into among the Company, MCM Group, Inc., GDG Merger Corporation, certain stockholders named therein, and The Goldman Sachs Group, L.P., and file a registration statement on Form S-4 with the Securities and Exchange Commission in


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respect of the issuance of LLC Units, as contemplated by the Agreement, without any further act, vote or approval of any Member. Any Officer of any Member is hereby authorized to execute the agreements described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of such Officer to enter into other agreements on behalf of the Company. The Company may also organize and own all of the common stock of GDG Merger Corporation, a Delaware corporation. The Company and MGI and MCM acting alone or together are hereby authorized to do and perform such acts and things as any of them, in its discretion, may deem necessary or advisable in connection with the foregoing.


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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 13th day of June, 1997.

                                       MCM GROUP, INC.



                                       By: /s/ David D. Nixon
                                         ______________________________________
                                          Name: David D. Nixon
                                          Title: President and CEO


                                       MCCARTHY, CRISANTI & MAFFEI, INC.



                                       By: /s/ David D. Nixon
                                          ______________________________________
                                          Name: David D. Nixon
                                          Title: President and CEO


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